EXHIBIT 1


                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005
                               September 30, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                           Re: Central and South West Corporation, et al. Post-Effective Amendment No. 7 to
                                    Form U-1 Application-Declaration

Dear Sirs:

                  We refer to Post-Effective Amendment No. 7 (the "Amendment") to the Form U-1 Application-Declaration (collectively with the Amendment, the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company, and Central and South West Services, Inc. ("Services"), a Texas corporation, Central Power and Light Company ("CPL"), a Texas corporation, Public Service Company of Oklahoma ("PSO"), an Oklahoma corporation, Southwestern Electric Power Company ("SWEPCO"), a Delaware corporation, West Texas Utilities Company ("WTU"), a Texas corporation, CSW Energy, Inc. ("Energy"), a Texas corporation, CSW International, Inc. ("CSWI"), a Delaware corporation, CSW Communications, Inc. ("Communications"), a Delaware corporation, CSW Energy Services, Inc. ("ESI"), a Delaware corporation, and EnerShop, Inc. ("EnerShop" and, collectively with CSW, Services, CPL, PSO, SWEPCO, WTU, Energy, CSWI, Communications and ESI, the "Companies"), a Delaware corporation. The Amendment relates to the Companies' request for authority to Energy, CSWI, Communications, EnerShop, ESI and future CSW first tier subsidiaries or Rule 58 companies to lend and borrow money as participants in the CSW System money pool or to lend and borrow money as participants in a separate money pool (the "Transactions"), as more fully described in the Amendment. We have acted as special counsel for the Companies in connection with the filing of the Amendment.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Companies, certificates of public officials, certificates of officers and representatives of the Companies and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Companies and other appropriate persons and statements contained in the Application.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application, as it may be amended, and subject to the assumptions and conditions set forth below:

                  1. All state laws applicable to the proposed Transactions as described in the Amendment will have been complied with.

                  2. The consummation of the proposed Transactions as described in the Amendment will not violate the legal rights of the lawful holders of any securities issued by the Companies or any associate company of the Companies.

                  The opinions expressed above in respect of the proposed Transactions as described in the Amendment are subject to the following assumptions or conditions:

                  a. The Transactions shall have been duly authorized and approved to the extent required by state law by the Board of Directors of the Companies.

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Amendment to become effective with respect to the Transactions described therein.

                  c. The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  We hereby consent to the use of this opinion as an exhibit to the Amendment.

                                Very truly yours,


                                MILBANK, TWEED, HADLEY & McCLOY